Exhibit 10.3

CONSENT AND AMENDMENT

TO

REGISTRATION RIGHTS AGREEMENT

This CONSENT AND AMENDMENT, dated as of July 15, 2011 (this “Consent and Amendment”), to the Registration Rights Agreement, dated as of February 26, 2010 (the “Registration Rights Agreement”), is by and among (i) Renewable Energy Group, Inc. (formerly named REG Newco, Inc.), a Delaware corporation (the “Company”), and (ii) the undersigned holders of Registrable Securities under the Registration Rights Agreement (the “Stockholder Parties”).

RECITALS

WHEREAS, the Company and the Stockholder Parties who collectively hold the requisite number of Registrable Securities necessary under Section 5 of the Registration Rights Agreement to consent to, waive, amend or supplement the Registration Rights Agreement, desire to consent to and waive the Company’s non-compliance with certain obligations of the Company under the Registration Rights Agreement and to amend and supplement certain terms of the Registration Rights Agreement, as described herein; and

WHEREAS, all capitalized terms not defined herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. Section 2 of the Registration Rights Agreement is amended to add the following defined terms to the extent that they are not defined in the Registration Rights Agreement and to amend and restate the following defined terms to the extent that they are defined in the Registration Rights Agreement:

Charter Amendment: The Second Amended and Restated Certificate of Incorporation approved by the Board of Directors of the Company on July 15, 2011.

Common Stock: The Common Stock, par value $0.0001 per share, of the Company and any class of common stock of the Company issued upon conversion or in exchange for such common stock, including without limitation (whether or not authorized on the date hereof), the Class A Common Stock into which such Common Stock may be reclassified as contemplated by the Charter Amendment and the Common Stock into which such Class A Common Stock may be converted as further contemplated by the Charter Amendment.

Senior Registrable Securities: (i) The shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, upon conversion of the Series B Preferred Stock, and in payment of any dividend on the Series B Preferred Stock (ii) the shares of Common Stock issued pursuant to the exercise or exchange of any warrant to purchase shares of Common Stock issued by the Company to any Series A Stockholder or any of its affiliates, (iii) any other shares of Common Stock held by a Series A Stockholder or any of its affiliates regardless of when or how acquired, provided that shares of Common Stock acquired after the Initial Offering and not otherwise described in any other clause of this definition shall not be Senior Registrable Securities, (iv) 1,409,053 shares of Common Stock issued to West Central Biodiesel Investors, LLC and 696,210 shares of Common Stock issued to Blue Marble Investors, LLC, (v) the shares of Common Stock issued pursuant to any of the Acquisition Agreements, and (vi) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii), (iii), (iv) and (v) above, excluding in all cases, however, any Senior Registrable Securities transferred by a person in a transaction in which his or its rights under this Agreement are not assigned.

Series B Preferred Stock: The shares of Series B Preferred Stock issuable upon conversion of the Series A Preferred Stock pursuant to the Charter Amendment, when it becomes effective.

2. Demand Registration. Section 3.1(a) of the Registration Rights Agreement is amended to add the following immediately prior to “(the “Initiating Holders”)” in the first sentence thereof: “or, if the Preferred Stock is no longer outstanding, the Holders of 75% of the then outstanding Registrable Securities”.

3. Consents and Waivers.

(a) Each of the Stockholder Parties consents to the Company’s non-compliance with, and waives the Company’s observance of and all rights of Holders under, Section 3.1 and Section 3.3 of the Registration Rights Agreement during the period beginning on the date when the registration statement with respect to the Planned IPO is filed with the Commission and ending on the earlier of (i) the date such registration statement is withdrawn, (ii) the Lockup Expiration Date and (iii) July 1, 2012, if the Planned IPO has not been completed by such date. For purposes of this Section 2(a), the term “Planned IPO” means the first sale by the Company of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act which sale of shares is completed by June 30, 2012, and (b) the term “Lockup Expiration Date” means the period that is 180 days after the date of the final prospectus relating to the Planned IPO; provided, however, that such period may be extended if (a) during the period that begins on the date that is fifteen calendar days plus three business days before the last day of the 180-day period and ends on the last day of the 180-day period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the 180-day period, the Company announces that it will release earnings results during the sixteen day period beginning on the last day of the 180-day period, then the restrictions imposed shall continue to apply until fifteen calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs.

(b) The total number of shares that may be included by Holders in the Planned IPO pursuant to Section 3.2 of the Registration Rights Agreement shall not exceed 5% of the total number of shares to be sold by the Company and such Holders in the Planned IPO (excluding any shares that may be sold pursuant to the underwriters’ overallotment option) and notice to Holders of the registration and opportunity to sell shares in the Planned IPO will be given following the filing of the registration statement with respect to the Planned IPO. Each of the Stockholder Parties hereby consents to the Company’s non-compliance with, and waives the observance by the Company of and all rights of Holders under, Section 3.2(a) of the Registration Rights Agreement to the extent that said Section 3.2(a) would require the Company to include in the Planned IPO more shares or to provide earlier notice of the Planned IPO than are set forth in the first sentence of this clause (b). It is understood, notwithstanding the foregoing, that the obligation of the Company to include the shares of Holders referred to above in the Planned IPO is subject to the provisions of Section 3.2(c) of the Registration Rights Agreement to the effect that that the shares to be included by Holders may be cut-back in whole or in part (in accordance with the provisions of Section 3.2(c) of the Registration Rights Agreement) if the managing underwriters determine in their sole discretion that inclusion of such shares will jeopardize the success of the offering by the Company.

(c) The Company agrees to the provisions of this Section 3.

4. Representations and Warranties. Each party hereto represents and warrants to each of the other parties hereto that:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b) Such party has the requisite power and authority to execute and deliver this Consent and Amendment and to consummate the transactions contemplated hereby and such execution, delivery and consummation have been duly authorized by all necessary action. This Consent and Amendment has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms.

(c) Neither the execution and delivery of this Consent and Amendment nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or violation of, any provision of its organizational documents, (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default under any law, rule, regulation, permit, license, agreement or other instrument of such party or to which such party or such party’s property is subject, or (iii) require any consent, approval or authorization of, or notification to, or filing with, any federal, state, local or foreign court, governmental agency or regulatory or administrative authority on the part of such party.

(d) Such party (other than the Company) holds the number of Registrable Securities set forth opposite such party’s name on the signature pages hereto.

5. Other.

(a) Except as expressly set forth herein, this Consent and Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Registration Rights Agreement, all of which shall continue to be in full force and effect.

(b) This Consent and Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

RENEWABLE ENERGY GROUP, INC.

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: Chairman and CEO

REGISTRABLE SECURITIES

WEST CENTRAL COOPERATIVE	11,495,415

By: /s/ Jeffrey Stroburg
Name: Jeffrey Stroburg
Title: President and CEO

BUNGE NORTH AMERICA, INC.	2,073,593

By: /s/ Eric Hakmiller
Name: Eric Hakmiller
Title: Vice President Bunge Biofuels

NATURAL GAS PARTNERS VIII, L.P.	2,771,131

By: G.F.W. Energy VIII, L.P., general partner
By: GFW VIII, L.L.C., general partner
By: /s/ William J. Quinn
Name: William J. Quinn
Title: Authorized Member

E D & F MAN HOLDINGS BV	2,613,068

By: /s/ Paul Chatterton
Name: Paul Chatterton
Title: Appointed Representative

USRG HOLDCO V, LLC	6,141,943

By: USRG Management Company, LLC, its manager
By: /s/ Jonathan Koch
Name: Jonathan Koch
Title: Managing Director

NGP ENERGY TECHNOLOGY PARTNERS, L.P.	2,771,131

By: /s/ Christopher Sorrells
Name: Christopher Sorrells
Title: Managing Director

5